Exhibit 99.1

The ONE Group Announces Second Quarter 2015 Results

New York, NY – August 13, 2015 – The ONE Group Hospitality, Inc. (“The ONE Group”) (NASDAQ: STKS), today announced its financial results for the second quarter ended June 30, 2015.

Highlights for the second quarter ended June 30, 2015 were as follows:

•	The second quarter marked our fifth consecutive quarter of double digit revenue growth;

•	Owned unit net revenues increased 26.2% to $12.8 million;

•	Total GAAP revenue increased 21.5% to $14.9 million;

•	Total food and beverage sales at owned and managed units* increased 7.5% to $36.7 million;

•	Management and incentive fee revenues were $2.1 million for the quarter;

•	GAAP net income for the quarter was $8.4 million, or $0.34 per share, and included a one-time reversal of a deferred tax allowance of approximately $6.2 million;

•	Adjusted EBITDA was $1.63 million compared to $1.65 million for the same period last year**; and

•	Opened STK at the ME Milan IL Duca and commenced the hotel’s food & beverage services, and opened STK at the W Hotel West Beverly Hills in Los Angeles, California.

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation and losses from discontinued operations. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group said, “The second quarter marked our fifth consecutive quarter of double digit revenue growth. During the quarter we began operating the food and beverage services at the ME Milan including an STK Restaurant and Radio Milan, a rooftop bar. Additionally, we opened an STK in the W Hotel in West Beverly Hills, California to accompany the hotel food and beverage we had been operating at the property since October.”

Segal continued, “We are also very excited about our proposed acquisition to acquire the restaurant brands Katsuya and Cleo as we expect that it will be transformative to our company and immediately accretive to earnings. These are high volume profitable brands with a significant licensing business similar to our hospitality business. They are complementary to our existing brands existing in markets we currently operate in, as well as additive to our growth, as it will open up geographic expansion into the Middle East. We will be able to assume the new operations without any increase in our general and administrative expenses by leveraging the management infrastructure we have invested in globally. We continue to believe that we are well positioned to build sustainable growth which we expect will enhance shareholder value over time.”

Second Quarter 2015 Financial Results

Total owned unit net revenues increased 26.2% to $12.8 million in the second quarter of 2015 compared to $10.1 million in the second quarter of 2014. The increase was primarily due to the re-opening of our STK in Miami and the food and beverage services at the W Hotel in West Beverly Hills. Comparable sales from owned STK units increased 2.7% for the quarter. Comparable sales from owned and managed STK units increased 3.1% for the quarter after excluding the sales from the STK in London which was closed for several days due to a power failure that affected the entire hotel as well as the surrounding area.

Management and incentive fee revenues were $2.12 million in the second quarter of 2015, a decrease of 1.0% compared to $2.14 million in the prior year’s quarter. The decrease was driven by the decline in revenue from our UK operations due to the change in exchange rates versus the same period a year ago. Offsetting this was an increase in management and incentive fee income earned from the STK in Las Vegas.

Total food and beverage sales at owned and managed units increased 7.5% to $36.7 million compared to $34.1 million in the second quarter of 2014.

Adjusted EBITDA for the second quarter of 2015 was $1.63 million compared to adjusted EBITDA of $1.65 million in the second quarter of 2014.

In the second quarter of 2015, we reported a net income attributable to The ONE Group of $8.4 million compared to a net income of $3.0 million in the second quarter of 2014. Net income in 2015 included a one-time reversal of a deferred tax valuation allowance of approximately $6.2 million.

Adjusted net loss for the quarter was $721,000, or $0.03 per share, compared to adjusted net income of $707,000, or $0.03 per share, in the second quarter of 2014.

Development Update

In May 2015 we launched the food and beverage services for the new ME Milan IL Duca hotel, including Radio Milan, a rooftop restaurant, and on May 11, we opened our second European STK location at this hotel. Additionally, on June 29, we opened an STK restaurant at the W Hotel in West Beverly Hills in addition to operating the W Lounge, along with other food and beverage services at the hotel. We will be shortly opening a new pool side restaurant for the hotel.

UP COMING PLANNED OPENINGS

OWNED STK UNITS

STK Chicago

STK Orlando

STK Dallas

STK Rooftop - Dallas

OWNED STK REBEL UNITS

STK Rebel San Diego

STK Rebel Denver

STK Rebel Austin

STK Rooftop - Austin

MANAGED UNITS

STK Toronto

STK Rebel Miami

ME Hotel Miami – Food and Beverage Services

Conference Call

The Company will host a conference call to discuss second quarter 2015 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13616598. The replay will be available until September 13, 2015.

About The ONE Group

The ONE Group (Nasdaq:STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and Europe. STK Rebel, a more accessibly priced STK with a broader menu, is an extension of the STK brand. The ONE Group’s food and beverage hospitality services business, ONE Hospitality, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K/A filed on April 1, 2015.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in thousands, except share and per share data)

The following table sets forth certain statements of income data for the periods indicated:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues:
Owned unit net revenues	$12,778.9	$10,124.2	$22,504.2	$18,278.1
Management and incentive fee revenue	2,122.0	2,143.1	4,173.3	4,262.2
Total revenue	14,900.9	12,267.3	26,677.5	22,540.3

Cost and expenses:
Owned operating expenses:
Food and beverage costs	3,238.2	2,525.5	5,735.4	4,670.6
Unit operating expenses	8,081.7	5,960.2	15,090.9	11,415.9
General and administrative	2,592.5	2,194.6	5,037.0	4,101.9
Depreciation and amortization	569.6	348.8	989.8	672.7
Management and royalty fees	21.9	74.5	46.6	95.5
Pre-opening expenses	1,690.3	586.8	2,765.0	833.2
Transaction costs	100.3	-	100.3	-
Equity in income of investee companies	(354.3)	(205.9)	(523.2)	(320.3)
Derivative income	(3,392.0)	(2,832.7)	(2,778.0)	(2,784.7)
Interest expense, net of interest income	0.0	39.6	(5.2)	58.5
Other (income) loss	(275.6)	(30.9)	(604.6)	70.6

Total cost and expenses	12,272.6	8,660.5	25,854.0	18,813.9

Income from continuing operations before	2,628.3	3,606.8	823.5	3,726.4
provision (benefit) for income taxes

(Benefit) provision for income taxes	(5,931.4)	115.5	(6,541.9)	350.7

Income from continuing operations	8,559.7	3,491.3	7,365.4	3,375.7

Loss from discontinued operations, net of taxes	(35.4)	(346.2)	(38.6)	(1,271.4)

Net income	8,524.3	3,145.1	7,326.8	2,104.3
Less: net income (loss) attributable to
noncontrolling interest	134.1	131.9	27.3	(187.1)

Net income attributable to THE ONE GROUP	$8,390.2	$3,013.2	$7,299.5	$2,291.4

Amounts atrributable to THE ONE GROUP:
Income from continuing operations	8,425.6	3,350.0	7,338.1	3,493.1
Loss from discontinued operations, net of taxes	(35.4)	(336.8)	(38.6)	(1,201.7)
Net income attributable to THE ONE GROUP	$8,390.2	$3,013.2	$7,299.5	$2,291.4

Net income attributable to THE ONE GROUP	$8,390.2	$3,013.2	$7,299.5	$2,291.4
Other comprehensive income (loss)
Currency translation adjustment	(102.0)	23.7	(230.8)	44.2

Comprehensive income	$8,288.2	$3,036.9	$7,068.7	$2,335.6

Continuing operations (basic and diluted)	$0.34	$0.13	$0.29	$0.14
Discontinued operations (basic and diluted)	$(0.00)	$(0.01)	$(0.00)	$(0.05)
Net income per share attributable to THE ONE GROUP	$0.34	$0.12	$0.29	$0.09
Shares outstanding - basic	24,955,467	24,940,195	24,947,873	24,943,394
Shares outstanding - diluted	24,955,467	24,972,150	24,947,873	25,029,957

CONSOLIDATED BALANCE SHEET

(in thousands)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,848.3	$7,905.0
Accounts receivable, net	5,156.1	4,408.4
Inventory	1,069.1	1,139.3
Other current assets	2,827.4	1,937.4
Due from related parties	1,481.1	1,157.1
Total current assets	13,382.0	16,547.2

Property & equipment, net	22,839.0	18,815.6
Investments	3,004.5	2,802.5
Deferred tax assets	7,365.0	35.4
Other assets	680.6	793.0
Security deposits	2,355.8	2,368.4
Total assets	$49,626.9	$41,362.1

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$236.7	$85.5
Current portion of long term debt	1,728.3	1,495.0
Accounts payable	2,462.7	3,433.2
Accrued expenses	4,384.5	2,004.7
Due to related parties	-	19.6
Deferred revenue	224.7	128.0
Total current liabilities	9,036.9	7,166.0

Other long-term liabilities	-	67.3
Derivative liability	3,463.0	6,241.0
Long term debt, net of current portion	6,101.7	5,980.0
Deferred rent payable	11,147.0	9,435.1
Total liabilities	29,748.6	28,889.4

Stockholders’ equity	20,306.1	12,733.0
Noncontrolling interest	(427.8)	(260.3)
Total stockholders’ equity including noncontrolling interest	19,878.3	12,472.7

Total Liabilities and Stockholders’ Equity	$49,626.9	$41,362.1

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$12,778.9	$10,124.2	$22,504.2	$18,278.1
Management and Incentive Fee Revenue	2,122.0	2,143.1	4,173.3	4,262.2
GAAP Revenues	14,900.9	12,267.3	26,677.5	22,540.3

Food and Beverage Sales from Managed Units (a)	23,839.4	23,949.4	44,158.6	44,772.9

Food and Beverage Sales from Discontinued Operations (a)	-	-	-	102.3

Total Food and Beverage sales at Owned and Managed Units	36,618.3	34,073.6	66,662.8	63,153.4

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to adjusted EBITDA for the periods indicated (in thousands):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED EBITDA:
Net income attributable to THE ONE GROUP	$8,390.2	$3,013.2	$7,299.5	$2,291.4
Net income (loss) attributable to noncontrolling interest	134.1	131.9	27.3	(187.1)
Net income	8,524.3	3,145.1	7,326.8	2,104.3
Interest	0.0	39.6	(5.2)	58.5
Income Taxes	(5,931.4)	115.5	(6,541.9)	350.7
Depreciation	569.6	348.8	989.8	672.7
Deferred Rent (1)	(51.2)	78.3	160.4	187.2
Preopening Expenses	1,690.3	586.8	2,765.0	833.2
Transaction costs	100.3	-	100.3	-
Loss from discontinued operations	35.4	346.2	38.6	1,271.4
Derivative expense	(3,392.0)	(2,832.7)	(2,778.0)	(2,784.7)
Stock based compensation	326.4	95.2	504.4	167.4

ADJUSTED EBITDA	1,871.7	1,922.8	2,560.2	2,860.7

Non-controlling ADJUSTED EBITDA	240.9	270.3	167.7	197.4

THE ONE GROUP ADJUSTED EBITDA	$1,630.8	$1,652.5	$2,392.5	$2,663.3

(1) Deferred rent is included in occupancy expense on the statement of income.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses, and stock based compensation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in thousands, except share and per share data):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED NET INCOME:

Net income attributable to THE ONE GROUP	$8,390.2	$3,013.2	$7,299.5	$2,291.4
Net income (loss) attributable to noncontrolling interest	134.1	131.9	27.3	(187.1)
Net income	8,524.3	3,145.1	7,326.8	2,104.3
Transaction costs	100.3	-	100.3	-
Loss from discontinued operations	35.4	346.2	38.6	1,271.4
Derivative expense	(3,392.0)	(2,832.7)	(2,778.0)	(2,784.7)
Stock based compensation	326.4	95.2	504.4	167.4
Deferred tax allowance reversal	(6,181.6)	-	(6,181.6)	-

Adjusted net (loss) income	(587.2)	753.8	(989.5)	758.5

Non-controlling adjusted net income (loss)	134.1	47.1	27.3	(130.3)

THE ONE GROUP adjusted net income (loss)	$(721.3)	$706.7	$(1,016.8)	$888.8

Adjusted net income (loss) per share - Basic and diluted	$(0.03)	$0.03	$(0.04)	$0.04
Shares outstanding - basic	24,955,467	24,940,195	24,947,873	24,943,394
Shares outstanding - diluted	24,955,467	24,972,150	24,947,873	25,029,957

Investor Contact:

Don Duffy, ICR or

Michelle Epstein, ICR

(203) 682-8200